EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
03/05/04	Investors: Mary Healy, 630-623-6429

Media: Anna Rozenich, 630-623-7316

McDONALD’S SALES MOMENTUM CONTINUES; REPORTS RECORD FEBRUARY SALES, UP 23%

*	U.S. Comparable Sales Up 20%

*	Europe Comparable Sales Up 8%

OAK BROOK, IL – McDonald’s Corporation announced today that February 2004 Systemwide sales for McDonald’s restaurants increased 22.6%, or 14.8% in constant currencies, compared with February 2003. Comparable sales for McDonald’s restaurants worldwide increased 13.9%. February 2004 performance benefited from an extra day due to leap year.

Jim Cantalupo, McDonald’s Chairman and Chief Executive Officer, said, “Led by the continuing momentum in the U.S. and Europe, Systemwide comparable sales increased for the tenth consecutive month. While we know that a combination of unique factors contributed to February’s impressive results, we also know that our Plan to Win is positively impacting performance worldwide. Our actions to improve the customer experience with better tasting food, improved service, relevant marketing and enhanced menu variety are clearly working. Our progress to date has been significant, yet we still have more to do to create consistently relevant and satisfying customer experiences. We will remain focused and disciplined as we pursue our long-term objective of sustainable growth.”

February Comparable Sales

Percent Increase/(Decrease)	Month-to-Date		Year-to-Date
	2004	2003	2004	2003
McDonald’s Restaurants*	13.9	(4.7)	11.9	(3.5)
Major Segments:
U.S.	20.1	(4.4)	16.7	(2.4)
Europe	7.7	(3.9)	7.1	(3.9)
APMEA**	6.2	(7.5)	6.3	(7.3)

February Systemwide Sales

Percent Increase/(Decrease)	Month-to-Date		Year-to-Date
	As Reported	In Constant Currency	As Reported	In Constant Currency
McDonald’s Restaurants*	22.6	14.8	20.8	12.9
Major Segments:
U.S.	21.1	21.1	17.7	17.7
Europe	26.6	9.3	26.1	8.7
APMEA**	18.4	5.8	18.6	6.0

*	Excludes non-McDonald’s brands
**	Asia/Pacific, Middle East and Africa

Definitions

*	Comparable sales represent sales at Systemwide restaurants in operation at least thirteen months, excluding the impact of currency translation. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

*	Systemwide sales include sales at all McDonald’s restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company’s revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

*	Information in constant currency is calculated by translating current year results at prior year average exchange rates.

Related Communications

McDonald’s tentatively plans to release March sales on April 13, 2004.

More than 30,000 local McDonald’s restaurants serve about 47 million customers each day in more than 100 countries. Please visit our newly designed website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements

This release contains certain forward-looking statements which reflect management’s expectations regarding future events and operating performance and speak only as of March 5, 2004. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, our forward-looking statements are detailed in the Company’s filings with the Securities and Exchange Commission, such as its 10-K and 10-Q reports.

# # #